Exhibit 99.1

Ault Global Holdings Announces Ault & Company, Inc. Has Agreed to Acquire 1,000,000 Shares of Its Common Stock

Las Vegas, NV, June 15, 2021 – Ault Global Holdings, Inc. (NYSE American: DPW) a diversified holding company (the “Company”), announced that Ault & Company, Inc., a Delaware corporation, has agreed to acquire 1,000,000 shares of the Company’s common stock at a price of $2.99 per share, or $0.05 higher than the closing price from Thursday, June 10, 2021. The transaction is subject to approval by the NYSE American.

Milton “Todd” Ault, III, the Company’s Executive Chairman, stated, “This purchase of common stock by Ault & Company demonstrates belief in the progress being achieved by the Company and its subsidiaries, the strength and value of the assets of Ault Global Holdings today, and the confidence in our ability to increase shareholder value.”

Ault & Company, Inc. is a private holding company controlled by Mr. Ault.

For more information on Ault Global Holdings and its subsidiaries, the Company recommends that stockholders, investors and any other interested parties read the Company’s public filings with the SEC, available at www.sec.gov, and press releases available under the Investor Relations section at www.AultGlobal.com.

About Ault Global Holdings, Inc.

Ault Global Holdings, Inc. is a diversified holding company pursuing growth by acquiring undervalued businesses and disruptive technologies with a global impact. Through its wholly and majority-owned subsidiaries and strategic investments, the Company provides mission-critical products that support a diverse range of industries, including defense/aerospace, industrial, automotive, telecommunications, medical/biopharma, and textiles. In addition, the Company extends credit to select entrepreneurial businesses through a licensed lending subsidiary. Ault Global Holdings’ headquarters are located at 11411 Southern Highlands Parkway, Suite 240, Las Vegas, NV 89141; www.AultGlobal.com.

Forward-Looking Statements

This press release contains “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements generally include statements that are predictive in nature and depend upon or refer to future events or conditions, and include words such as “believes,” “plans,” “anticipates,” “projects,” “estimates,” “expects,” “intends,” “strategy,” “future,” “opportunity,” “may,” “will,” “should,” “could,” “potential,” or similar expressions. Statements that are not historical facts are forward-looking statements. Forward-looking statements are based on current beliefs and assumptions that are subject to risks and uncertainties. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update any of them publicly in light of new information or future events. Actual results could differ materially from those contained in any forward-looking statement as a result of various factors. More information, including potential risk factors, that could affect the Company’s business and financial results are included in the Company’s filings with the U.S. Securities and Exchange Commission, including, but not limited to, the Company’s Forms 10-K, 10-Q and 8-K. All filings are available at www.sec.gov and on the Company’s website at www.AultGlobal.com.

Contacts:

IR@AultGlobal.com or 1-888-753-2235